Page 1 of 12



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                               (Amendment No. __)*

                                   eLong, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                 Ordinary Shares
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    290138205
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [ ]   Rule 13d-1(b)

      [ ]   Rule 13d-1(c)

      [X]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)



                               Page 1 of 12 Pages

----------------------------------------------------------                      --------------------------------------
CUSIP NO. 290138205                                                13 G                                   Page 2 of 12
----------------------------------------------------------                      --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                    Tiger Technology Performance, L.L.C. ("Tiger LLC")
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)     [ ]     (b)     [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------------------------------ -------- ------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
                                              14,262** shares, all of which are directly owned by Tiger Technology
                                              II, L.P. ("Tiger II").  Tiger LLC is the general partner of Tiger II, and may be deemed to have sole voting power with respect to such shares, and Charles P. Coleman III ("Coleman"), the managing member of Tiger LLC, may be deemed to have sole voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------
             NUMBER OF               6        SHARED VOTING POWER
              SHARES                          See response to row 5.
           BENEFICIALLY              -------- ------------------------------------------------------------------------
           OWNED BY EACH             7        SOLE DISPOSITIVE POWER
             REPORTING                        14,262** shares, all of which are directly owned by Tiger II. Tiger
              PERSON                          LLC is the general partner of Tiger II, and may be deemed to have sole
               WITH                           have sole dispositive power with respect to such shares, and Coleman, the managing member of Tiger LLC, may be deemed to have sole dispositive power with respect to such shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       14,262
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                      [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.0%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                      OO
------------ ---------------------------------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

** In accordance with a warrant agreement between the issuer and IACT Asia Pacific Limited ("IACT") and pursuant to certain contractual arrangements among the issuer, IACT and other beneficial owners of the issuer's securities, the issuer repurchased and cancelled 8,522 ordinary shares held by Tiger II as of January 7, 2005. Immediately following the consummation of such transactions, Tiger II held 5,740 ordinary shares of the issuer.

----------------------------------------------------------                      --------------------------------------
CUSIP NO. 290138205                                                13 G                                   Page 3 of 12
----------------------------------------------------------                      --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Tiger Technology II, L.P. ("Tiger II")
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)     [ ]     (b)     [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------------------------------ ----- ---------------------------------------------------------------------------
                                     5     SOLE VOTING POWER
                                           14,262** shares, except that Tiger LLC, the general partner of Tiger II, may be deemed to have sole voting power with respect to such shares, and
                                           Coleman, the managing member of Tiger LLC, may be deemed to have sole voting power with respect to such shares.
             NUMBER OF               ----- ---------------------------------------------------------------------------
              SHARES                 6     SHARED VOTING POWER
           BENEFICIALLY                    See response to row 5.
           OWNED BY EACH             ----- ---------------------------------------------------------------------------
             REPORTING               7     SOLE DISPOSITIVE POWER
              PERSON                       14,262** shares, except that Tiger LLC, the general partner of Tiger, may
               WITH                        be deemed to have sole dispositive power with respect to such shares, and
                                           Coleman, the managing member of Tiger LLC, may be deemed to have sole dispositive voting power with respect to such shares.
                                     ----- ---------------------------------------------------------------------------
                                     8     SHARED DISPOSITIVE POWER
                                           See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       14,262
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                      [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.0%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                      PN
------------ ---------------------------------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

** In accordance with a warrant agreement between the issuer and IACT and pursuant to certain contractual arrangements among the issuer, IACT and other beneficial owners of the issuer's securities, the issuer repurchased and cancelled 8,522 ordinary shares held by Tiger II as of January 7, 2005. Immediately following the consummation of such transactions, Tiger II held 5,740 ordinary shares of the issuer.

----------------------------------------------------------                      --------------------------------------
CUSIP NO. 290138205                                                13 G                                   Page 4 of 12
----------------------------------------------------------                      --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Tiger Technology Private Investment Partners, L.P. ("Technology Partners")
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)     [ ]     (b)     [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Cayman Islands

------------------------------------ -------- ------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
                                              4,060,738*** shares, except that Tiger Technology PIP Performance,
                                              L.L.C. ("Tiger PIP"), the general partner of Technology Partners, may be deemed to have sole voting power with respect to such shares, and
                                              Coleman, the managing member of Tiger PIP, may be deemed to have sole voting power with respect to such shares.
             NUMBER OF               -------- ------------------------------------------------------------------------
              SHARES                 6        SHARED VOTING POWER
           BENEFICIALLY                       See response to row 5.
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING               7        SOLE DISPOSITIVE POWER
               PERSON                         4,060,738*** shares, except that Tiger PIP, the general partner of
               WITH                           Technology Partners, may be deemed to have sole dispositive power with respect to such shares, and Coleman, the managing member of
                                              Tiger PIP, may be deemed to have sole dispositive power with respect to such shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       4,060,738
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                      [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    14.2%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                      PN
------------ ---------------------------------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

*** In accordance with a warrant agreement between the issuer and IACT and pursuant to certain contractual arrangements among the issuer, IACT and other beneficial owners of the issuer's securities, the issuer repurchased and cancelled 2,419,177 ordinary shares held by Technology Partners as of January 7, 2005. Immediately following the consummation of such transactions, Technology Partners held 1,641,561 ordinary shares of the issuer.

----------------------------------------------------------                      --------------------------------------
CUSIP NO. 290138205                                                13 G                                   Page 5 of 12
----------------------------------------------------------                      --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Tiger Technology PIP Performance, L.L.C. ("Tiger PIP")
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)     [ ]     (b)     [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------------------------------ -------- ------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
                                              4,060,738*** shares, all of which are directly owned by Technology
                                              Partners. Tiger PIP is the general partner of Technology Partners, and may be deemed to have sole voting power with respect to such shares, and Coleman, the managing member of Tiger PIP, may be deemed to have sole voting power with respect to such shares.
             NUMBER OF               -------- ------------------------------------------------------------------------
              SHARES                 6        SHARED VOTING POWER
           BENEFICIALLY                       See response to row 5.
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING               7        SOLE DISPOSITIVE POWER
              PERSON                          4,060,738*** shares, all of which are directly owned by Technology
               WITH                           Partners. Tiger PIP is the general partner of Technology Partners, and may be deemed to have sole dispositive power with respect to such shares, and Coleman, the managing member of Tiger PIP, may be deemed to have sole dispositive power with respect to such shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       4,060,738
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                      [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    14.2%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                      OO
------------ ---------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

*** In accordance with a warrant agreement between the issuer and IACT and pursuant to certain contractual arrangements among the issuer, IACT and other beneficial owners of the issuer's securities, the issuer repurchased and cancelled 2,419,177 ordinary shares held by Technology Partners as of January 7, 2005. Immediately following the consummation of such transactions, Technology Partners held 1,641,561 ordinary shares of the issuer.

----------------------------------------------------------                      --------------------------------------
CUSIP NO. 290138205                                                13 G                                   Page 6 of 12
----------------------------------------------------------                      --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Charles P. Coleman III ("Coleman")
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)     [ ]     (b)     [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
                                              4,075,000**** shares, of which 14,262 are directly owned by Tiger II and 4,060,738 are directly owned by Technology Partners.  Coleman is the managing member of each of Tiger LLC (the general partner of
                                              Tiger II) and Tiger PIP (the general partner of Technology Partners), and may be deemed to have sole voting power with respect to such shares.
             NUMBER OF               -------- ------------------------------------------------------------------------
              SHARES                 6        SHARED VOTING POWER
           BENEFICIALLY                       See response to row 5.
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING               7        SOLE DISPOSITIVE POWER
              PERSON                          4,075,000**** shares, of which 14,262 are directly owned by Tiger II
               WITH                           and 4,060,738 are directly owned by Technology Partners. Coleman is the managing member of each of Tiger LLC (the general partner of
                                              Tiger II) and Tiger PIP (the general partner of Technology Partners), and may be deemed to have sole dispositive power with respect to such shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       4,075,000
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                      [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    14.2%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                      IN
------------ ---------------------------------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

*** In accordance with a warrant agreement between the issuer and IACT and pursuant to certain contractual arrangements among the issuer, IACT and other beneficial owners of the issuer's securities, the issuer repurchased and cancelled 2,419,177 ordinary shares held by Technology Partners and 8,522 ordinary shares held by Tiger II as of January 7, 2005. Immediately following the consummation of such transactions, Technology Partners held 1,641,561 ordinary shares of the issuer and Tiger II held 5,740 ordinary shares of the issuer.

ITEM 1(a).        NAME OF ISSUER:

                  eLong, Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  Block B, Xingke Plaza Building
                  10 Jiuxianqiao Zhonglu
                  Chaoyang District
                  Beijing 100016, People's Republic of China

ITEM 2(a).        NAME OF PERSON FILING:

                  This statement is filed by Tiger Technology Performance, L.L.C. ("Tiger LLC"), Tiger Technology II, L.P. ("Tiger II"), Tiger Technology Private Investment Partners, L.P. ("Technology Partners"), Tiger Technology PIP Performance, L.L.C. ("Tiger PIP") and Charles P. Coleman III ("Coleman"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

                  Tiger LLC is the general partner of Tiger II, and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by Tiger II. Tiger PIP is the general partner of Technology Partners, and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by Technology Partners. Coleman is the managing member of Tiger LLC and Tiger PIP, and may be deemed to have sole power to vote and sole power to dispose of the shares of issuer directly owned by Tiger II and Technology Partners.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

                  The address of the principal business office for each of the Reporting Persons is:

                  Tiger Technology Performance, L.L.C.
                  101 Park Avenue
                  48th Floor
                  New York, NY 10178

ITEM 2(c)         CITIZENSHIP:

                  Tiger II is a Delaware Limited Partnership; Tiger LLC and Tiger PIP are Delaware Limited Liability Companies; Technology Partners is a Cayman Islands Exempted Limited Partnership; and Coleman is a United States citizen.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Ordinary Shares

ITEM 2(e).        CUSIP NUMBER:

                  290138205

ITEM 3.           NOT APPLICABLE

ITEM 4.           OWNERSHIP:

                  The following information with respect to the ownership of the Ordinary Shares of the issuer by the persons filing this Statement is provided as of December 31, 2004:

                           (a)      AMOUNT BENEFICIALLY OWNED:

                                    See Row 9 of cover page for each Reporting
Person.

                           (b)      PERCENT OF CLASS:

                                    See Row 11 of cover page for each Reporting
Person.

                           (c)      NUMBER OF SHARES AS TO WHICH SUCH PERSON
                                    HAS:

                                             (i)      SOLE POWER TO VOTE OR TO
                                                      DIRECT THE VOTE:

                                                      See Row 5 of cover page
                                                      for each Reporting Person.

                                             (ii)     SHARED POWER TO VOTE OR TO
                                                      DIRECT THE VOTE:

                                                      See Row 6 of cover page
                                                      for each Reporting Person.

                                             (iii)    SOLE POWER TO DISPOSE OR
                                                      TO DIRECT THE DISPOSITION
                                                      OF:

                                                      See Row 7 of cover page
                                                      for each Reporting Person.

                                             (iv)     SHARED POWER TO DISPOSE OR
                                                      TO DIRECT THE DISPOSITION
                                                      OF:

                                                      See Row 8 of cover page
                                                      for each Reporting Person.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  Not applicable

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON:

                  Under certain circumstances set forth in the limited partnership agreements of Tiger II and Technology Partners, the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED
                  ON BY THE PARENT HOLDING COMPANY:

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:

                  Not applicable

ITEM 10.          CERTIFICATION:

                  Not applicable.

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 9, 2005

Tiger Technology II, L.P.                              /s/ Charles P. Coleman III
By Tiger Technology Performance, L.L.C.                -------------------------------------
Its General Partner                                    Signature

                                                       Charles P. Coleman III
                                                       Managing Member


Tiger Technology Private Investment Partners, L.P.     /s/ Charles P. Coleman III
By Tiger Technology PIP Performance, L.L.C.            -------------------------------------
Its General Partner                                    Signature

                                                       Charles P. Coleman III
                                                       Managing Member


Tiger Technology Performance, L.L.C.                   /s/ Charles P. Coleman III
                                                       -------------------------------------
                                                       Signature

                                                       Charles P. Coleman III
                                                       Managing Member


Tiger Technology PIP Performance, L.L.C.               /s/ Charles P. Coleman III
                                                       -------------------------------------
                                                       Signature

                                                       Charles P. Coleman III
                                                       Managing Member


Charles P. Coleman III                                 /s/ Charles P. Coleman III
                                                       -------------------------------------
                                                       Signature

                                  EXHIBIT INDEX


                                                                     Found on
                                                                   Sequentially
EXHIBIT                                                            Numbered Page
-------

Exhibit A: Agreement of Joint Filing                                    12

                                    EXHIBIT A


                            AGREEMENT OF JOINT FILING


                  The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Ordinary Shares of eLong, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.


Dated:  February 9, 2005

Tiger Technology II, L.P.                              /s/ Charles P. Coleman III
By Tiger Technology Performance, L.L.C.                -------------------------------------
Its General Partner                                    Signature

                                                       Charles P. Coleman III
                                                       Managing Member


Tiger Technology Private Investment Partners, L.P.     /s/ Charles P. Coleman III
By Tiger Technology PIP Performance, L.L.C.            -------------------------------------
Its General Partner                                    Signature

                                                       Charles P. Coleman III
                                                       Managing Member


Tiger Technology Performance, L.L.C.                   /s/ Charles P. Coleman III
                                                       -------------------------------------
                                                       Signature

                                                       Charles P. Coleman III
                                                       Managing Member


Tiger Technology PIP Performance, L.L.C.               /s/ Charles P. Coleman III
                                                       -------------------------------------
                                                       Signature

                                                       Charles P. Coleman III
                                                       Managing Member


Charles P. Coleman III                                 /s/ Charles P. Coleman III
                                                       -------------------------------------
                                                       Signature